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Exhibit 21.1

SUBSIDIARIES

1. Wholly owned subsidiaries of First Mariner Bancorp
        First Mariner Bank
        Mariner Capital Trust II
        Mariner Capital Trust III
        Mariner Capital Trust IV
        Mariner Capital Trust V
        Mariner Capital Trust VI
        Mariner Capital Trust VII

2. Wholly owned subsidiaries of First Mariner Bank
        First Mariner Mortgage Corporation (inactive)
        FM Appraisals, LLC
        Compass Properties, Inc.
        Compass Point Properties, LLC
        First Mariner Financial Services, Inc. (inactive)
        FMB Holdings, Inc. (inactive)
        Canton Crossing II, LLC

3. Wholly owned subsidiary of Canton Crossing II, LLC
        Canton Crossing Borrower, LLC (inactive)

4. Wholly owned subsidiary of Compass Properties, Inc.
        Compass Properties, LLC

5. Wholly owned subsidiary of Compass Properties, LLC.
        Turkey Point, LLC

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  Exhibit 21.1
SUBSIDIARIES